360 Funds N-CSR

Exhibit 99.13(a)(4)

Change in Independent Registered Public Accounting Firm

Effective March 6, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm for the Funds. The Audit Committee of the Board of Trustees approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group. On April 25, 2023, the Audit Committee of the Board of Trustees also recommended and approved the appointment of Cohen as the Funds’ independent registered public accounting firm for the fiscal year ending September 30, 2023.

The reports of BBD, LLP on the Funds’ financial statements for the last fiscal year contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Funds’ most recent fiscal year, and through April 25, 2023, there were no disagreements with BBD, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds’ financial statements for such years. During the most recent fiscal year, and through April 25, 2023, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

The Funds requested BBD, LLP to furnish them with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter will be filed as an Exhibit to the Form N-CSR filing.

December 7, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: 360 Funds

File no. 811-21726

Dear Sir or Madam:

We have read Exhibit 99 13(a)(4) of Form N-CSR of Timber Point Global Allocations Fund and Timber Point Alternative Income Fund, each a series of 360 Funds, dated December 7, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP